EXHIBIT A


                                  SECOND AMENDMENT



             THIS SECOND AMENDMENT TO AGREEMENT ("Second
Amendment") is made as
   of the 23rd day of November 1993, by and among Jorge L. Mas, Jorge Mas, Juan
   Carlos Mas and Jose Ramon Mas (each, a "Seller" and together,
"Sellers"), and
   Burnup & Sims Inc., a Delaware corporation with principal offices at One
   North University Drive, Fort Lauderdale, FL 33324 ("Burnup").
All
   capitalized terms used but not defined herein have the meanings specified in the Agreement (as defined below).

             WHEREAS, the parties hereto have executed and delivered the
   Agreement dated as of October 15, 1993, as amended by that First Amendment dated November 23, 1993, pursuant to which Burnup has agreed to purchase, and the Sellers have agreed to sell, the Shares in exchange for the Burnup Shares
   (the "Agreement");

             WHEREAS, the parties desire to amend the Agreement to clarify the
   Disclosure Schedule.

             NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the promises herein contained, agree as follows:


             Section 1.  Amendment to Disclosure Schedule.
Section 4.2 of the
   Disclosure Schedule is hereby amended by deleting the text thereof in its entirety and substituting the following:

                  $11,500,000, $8,500,000 of which will be paid
prior to the
                  Closing Date in cash (of which $3,920,000 was paid as of
                  September 30, 1993) and the remainder of which will be paid by delivery prior to the Closing Date of
promissory note in the
                  principal amount of $3,000,000, payable to Sellers in six
                  consecutive semiannual installments of $500,000 each,
                  commencing on August 1, 1994, together with interest accrued

   DC-126359.1
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                  thereon, computed at a per annum rate equal to
two percent
                  (2%) above the rate announced by First Union
National Bank of
                  Florida from time to time as its prime rate, which shall in no event be less than eight percent (8%).

             Section 2.  No Other Amendments.  Except as amended
hereby, the
   Agreement shall remain in full force and effect in accordance with its terms and all references to the Agreement therein or elsewhere shall mean the
   Agreement as amended by this Second Amendment. All references to the Second
   Amendment in the Agreement or elsewhere shall mean this Second
Amendment.


             Section 3. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

             Section 4.  Governing Law.  This Second Amendment
shall be governed
   and construed in accordance with the laws of the State of
Florida without
   regard to any applicable principles of conflicts of law.
Burnup agrees to
   the irrevocable designation of the Secretary of State of the
State of Florida
   as its agent upon whom process against it may be served.  Each of Sellers
   agrees to the irrevocable designation of Eliot C. Abbott as his agent upon
   whom process against him may be served.  Each of the parties hereto agrees to
   personal jurisdiction in any action brought under this Second
Amendment in
   any court, Federal or State, within the State of Florida
having subject
   matter jurisdiction over such action.  The parties to this
Second Amendment
   agree that any suit, action, claim, counterclaim or proceeding arising out of
   or relating to this Second Amendment shall be instituted or brought in the
   United States District Court for the Southern District of
Florida, or, in the
   absence of jurisdiction, the state court located in Dade
County.  Each party
   hereto waives any objection which it may have now or hereafter to the laying
   of the venue of any such suit, action, claim, counterclaim or proceeding, and
   irrevocable submits to the jurisdiction of any such court in any such suit,
   action, claim, counterclaim or proceeding.
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             IN WITNESS WHEREOF, the parties hereto have executed
this Second
   Amendment as of the date first written above.

                                 SELLERS:

                                      /s/ Jorge L. Mas

                                 Name:  Jorge L. Mas

                                      /s/ Jorge Mas

                                 Name:  Jorge Mas

                                      /s/ Juan Carlos Mas

                                 Name:  Juan Carlos Mas

                                      /s/ Jose Ramon Mas

                                 Name:  Jose Ramon Mas






   Attest:                            BURNUP & SIMS INC.


   By: /s/ Margaret M. Madden         By: /s/ Nick A. Caporella
      Name: Margaret M. Madden        Name: Nick A. Caporella
      Title: Vice President           Title: Chief Executive
Officer
               and Secretary                  and President

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